EXHIBIT 3

                          STRATEGIC HOTEL CAPITAL, INC.

                                LOCK-UP AGREEMENT


                                                                   June 23, 2004

Goldman, Sachs & Co.,
  As representative of the several Underwriters named in Schedule I to the Underwriting Agreement

c/o Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

     Re:  Strategic Hotel Capital, Inc. - Lock-Up Agreement

Ladies and Gentlemen:

         The undersigned understands that you, as representative (the "Representative"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with Strategic Hotel Capital, Inc., a Maryland corporation (the "Company"), providing for a public offering of the Common Stock, par value $0.01 per share, of the Company (the "Shares") pursuant to a Registration Statement on Form S-11 to be filed with the Securities and Exchange Commission (the "SEC").

         In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date hereof and continuing to and including the date 180 days after the date of the final Prospectus covering the initial public offering of the Shares (the "IPO"), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"); provided, however, that the foregoing restriction shall not apply to any Shares acquired in the open market following the consummation of the IPO if (and only if) any disposition of such Shares would not trigger any requirement upon the undersigned to file with the Securities and Exchange Commission a Schedule 13D pursuant to Regulation 13d-1 under the Securities Exchange Act of 1934, as amended.

         The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other


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transactions  would include  without  limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

         Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof receiving in excess of 1,000 of the Undersigned's Shares agree to be bound in writing by the restrictions set forth herein, (ii) to any trust, limited partnership or similar vehicle for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust, the general partner of the limited partnership or the person holding the similar position in another vehicle agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to persons who are executive officers of the Company or its affiliates in exchange for their ownership interests in Strategic Hotel Capital, L.L.C. (up to a maximum of 100,000 Shares), or (iv) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, any transfer by the undersigned of the Undersigned's Shares pursuant to clause (ii) above in consideration for an ownership interest in such limited partnership, trust or similar vehicle shall be deemed to not involve a disposition for value. In addition, for purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, limited liability company or limited partnership, the undersigned may transfer the Undersigned's Shares to any wholly-owned subsidiary or parent entity (which may be organized as a corporation, limited liability company or limited partnership) of the undersigned; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such securities subject to the provisions of this Agreement and there shall be no further transfer of such securities except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, any transfer by the undersigned of the Undersigned's Shares pursuant to the immediately preceding sentence in consideration for an ownership interest in such wholly-owned subsidiary or parent entity shall be deemed to not involve a disposition for value. The undersigned will have, as of the Time of Delivery (as defined in the Underwriting Agreement), and, except as contemplated by clause (i), (ii), (iii), or (iv) above, for the duration of this Lock-Up Agreement will continue to have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.


                                       2

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         The undersigned  understands  that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is
irrevocable  and  shall  be  binding  upon  the   undersigned's   heirs,   legal
representatives, successors, and assigns.

                                      Very truly yours,

                                      WHSHC, L.L.C.
                                      ------------------------------------------
                                      Exact Name of Shareholder

                                      By:  Whitehall Street Real Estate
                                           Limited Partnership VII

                                           By:  WH Advisors, L.P. VII,
                                                its General Partner

                                                By:  WH Advisors, Inc. VII,
                                                     General Partner


                                                     By: /S/ TODD GIANNOBLE
                                                        ------------------------
                                                        Name:  Todd Giannoble
                                                        Title: Vice President


                              Authorized Signature